EXHIBIT 99.1

ConnectOne Bancorp, Inc. Reports Fourth Quarter and Full-Year 2015 Results; Organic Growth Momentum Continues; Total Assets Surpass $4 Billion

ENGLEWOOD CLIFFS, N.J., Jan. 27, 2016 (GLOBE NEWSWIRE) -- ConnectOne Bancorp, Inc. (Nasdaq:CNOB) (the “Company” or “ConnectOne”), parent company of ConnectOne Bank (the “Bank”), today announced results for the fourth quarter ended December 31, 2015, the sixth full quarter following the Merger between the Company and legacy ConnectOne completed on July 1, 2014 (the “Merger”). Financial information prior to July 1, 2014 includes only the operations of the Company, the legal and accounting acquirer in the transaction. Concurrent with the Merger, the combined company changed its name to ConnectOne.

The Company reported net income available to common stockholders of $9.5 million, or $0.31 per diluted share, for the fourth quarter of 2015, compared with net income available to common stockholders of $8.0 million, or $0.27 per diluted share, for the fourth quarter of 2014. Net income available to common stockholders was $41.2 million, or $1.36 per diluted share, for the full-year 2015 compared with $18.5 million, or $0.79 per diluted share, for the full-year 2014.

In addition to the results presented in accordance with generally accepted accounting principles ("GAAP"), ConnectOne routinely supplements its evaluation with an analysis of certain non-GAAP financial measures including net income available to common stockholders excluding non-core items. ConnectOne believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors in understanding our operating performance and trends, and facilitates comparisons with the performance of peers. Reconciliations of non-GAAP disclosures used in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Fourth quarter 2015 results reflect the following non-core items, on an after-tax basis: $0.8 million fair value write-down for the pending disposition of a former Union Center operations building that had been repositioned in 2010 as a lease financing receivable; $0.8 million of income resulting from accretion of purchase accounting fair value marks; $0.7 million of net securities gains; $0.3 million in additional loan loss provision related to the maturity and extension of acquired portfolio loans; $1.5 million in an additional provision associated with the Bank’s New York City taxi medallion loan portfolio; $0.1 million of pension settlement expenses, which had no impact on total stockholders’ equity or book value per share; and $0.1 million in amortization of intangible assets. Excluding non-core items, net income available to common stockholders was $10.8 million, up 10.9% from $9.7 million for the prior year quarter.  Excluding non-core items, earnings per diluted share was $0.36 for the fourth quarter of 2015, up from $0.32 for the fourth quarter of 2014.

Frank Sorrentino, ConnectOne’s Chairman and CEO stated, “2015 marked another year of extraordinary accomplishments.  Total footings surpassed $4 billion, fueled by 22% growth in our loan portfolio and 32% growth in noninterest-bearing demand deposits. Return on assets and tangible equity exceeded 1.10% and 13.5%, respectively, and our efficiency ratio was approximately 42%, among the best for banks of similar size. Operationally, to support our growth, we increased and enhanced our staff including management, lending and back-office.  We opened our first office in New York City last May, and it is already profitable.  2015 was also a year of overcoming challenges and creating opportunities.  We faced fierce competition from banks and over-capitalized thrifts, yet we were able to continue our growth trajectory without sacrificing credit quality or yield.  In addition, during the year, our stock price came under pressure as result of our exposure to the taxi-medallion industry.  Our medallion portfolio, which is relatively modest at approximately 3.3% of total loans, consists only of New York City “yellow” taxi medallions, where business continues to be vibrant and valuations appear to be stabilizing. Nevertheless, the industry will likely remain a source of potential volatility for the foreseeable future and, with that in mind, during the quarter we took an additional reserve, bringing our total specific reserves against the medallion portfolio to approximately 4.5%.”

Operating Results

Fully taxable equivalent net interest income for the fourth quarter of 2015 was $31.1 million, an increase of $2.0 million, or 6.8%, from the same quarter of 2014. This was a result of a 16.2% increase in average interest-earning assets, partially offset by a 31 basis-point contraction in the net interest rate margin. Included in net interest income was accretion and amortization of purchase accounting adjustments of $1.4 million during the fourth quarter of 2015 and $2.5 million in the fourth quarter of 2014.  Excluding these purchase accounting adjustments, the adjusted net interest margin was 3.29% in the fourth quarter of 2015, 14 basis points lower than the 2014 fourth quarter adjusted net interest margin of 3.43%. The reduction in the adjusted net interest margin in the fourth quarter of 2015 versus the same 2014 period was attributable to a decline in yield on loans combined with an increase in funding costs.  The decline in loan yields reflects the impact of a protracted low rate environment, while the increase in the cost of funds was due to an extension of liability duration consistent with management’s conservative approach to interest rate risk.  The Bank’s interest rate risk models reflect significant asset sensitivity as of year-end indicating a projected positive impact from rising rates.

Noninterest income increased to $2.4 million in the fourth quarter of 2015 from $2.1 million in the fourth quarter of 2014, primarily due to an increase in net securities gains. Net securities gains increased to $1.1 million in the fourth quarter of 2015 from $0.7 million in the prior year period.  Noninterest income also includes bank-owned life insurance income, deposit and loan fees, annuities and life insurance commissions, and gains on sales of residential mortgages in the secondary market. In total, noninterest income represents a relatively small portion of the Bank’s total revenue.

Noninterest expenses totaled $13.6 million for the fourth quarter of 2015 compared with $11.0 million for the same quarter of 2014 after excluding $1.8 million of merger-related charges and a $2.4 million wire fraud charge. The increase in operating expenses for the fourth quarter of 2015 from the prior year period was primarily attributable to increased salaries and employee benefits, occupancy and professional fees associated with the Company’s strong organic growth. The Company’s operating efficiency ratio was 42.8% in the 2015 fourth quarter, 41.9% in the 2015 third quarter and 38.4% in the 2014 fourth quarter.

Income tax expense was $4.6 million and $5.0 million for the fourth quarter of 2015 and 2014, respectively, resulting in effective tax rates of 32.5% and 38.3% for the fourth quarter of 2015 and 2014, respectively. The higher effective tax rate for 2014 reflects a relatively higher percentage of taxable income and lower level of tax-deductible expenses due to the merger.

Asset Quality

The provision for loan losses increased to $5.1 million in the fourth quarter of 2015, compared with $2.5 million in the fourth quarter of 2014. Included in the 2015 provision was $2.5 million in additional provisioning related to the taxi cab medallion loan portfolio and a $1.3 million pre-tax charge related to the pending sale of Union Center’s former operations center that was repositioned as a lease financing receivable.  Nonperforming assets, which includes nonaccrual loans and other real estate owned, were $23.3 million at December 31, 2015, $16.1 million at September 30, 2015, and $12.7 million at December 31, 2014. The increase in nonperforming assets at year-end 2015 was largely attributable to credits of one borrower, the sale of which is currently being negotiated. Nonperforming assets as a percent of total assets were 0.58% at December 31, 2015, 0.42% at September 30, 2015, and 0.37% at December 31, 2014. Annualized net charge-offs were 0.00% for the fourth quarter 2015 and 0.07% in the fourth quarter of 2014. The allowance for loan losses was $26.6 million, representing 0.86% of loans receivable and 128.1% of nonaccrual loans at December 31, 2015.   At September 30, 2015, the allowance was $21.5 million representing 0.73% of loans receivable and 167.1% of nonaccrual loans and, at December 31, 2014, the allowance was $14.2 million representing 0.56% of loans receivable and 122.0% of nonaccrual loans. In purchase accounting, any allowance for loan losses on an acquired loan portfolio is reversed and a credit risk discount is applied directly to the acquired loan balances. In Management’s opinion, a useful non-GAAP metric is the ratio of allowance for loan losses plus the credit risk discount to total loans receivable. This non-GAAP ratio was 1.28% at December 31, 2015, 1.20% at September 30, 2015, and 1.23% at December 31, 2014.

As of December 31, 2015, taxi medallion loans, all of which are secured by New York City taxi medallions, totaled $103.2 million, of which $99.9 million was current and $3.3 million was past due 30-60 days.  Troubled debt restructurings associated with this portfolio totaled $78.5 million.  The average loan-to-value ratio of the medallion portfolio was approximately 90% assuming valuations of $800 thousand for corporate and $700 thousand for individual.

Selected Balance Sheet Items

At December 31, 2015, the Company’s total assets were $4.0 billion, an increase of $568 million from December 31, 2014. Loans receivable were $3.1 billion, reflecting net loan growth (loan originations less pay-downs and pay-offs) of $560 million from December 31, 2014, primarily attributable to multi-family ($225 million), other commercial real estate ($107 million), commercial and industrial (“C&I”) ($77 million) and construction ($151 million). Management’s current intent is to maintain a multi-family portfolio concentration in the range of 25-30% of total loans, while growing the C&I and construction segments. The growth in loans was funded with increases in deposits, borrowings and subordinated debt.

The Company’s stockholders’ equity was $477 million at December 31, 2015, an increase of $31 million from December 31, 2014. The increase in stockholders’ equity was due to a $32 million increase in retained earnings and approximately $3 million of equity issuance related to stock-based compensation, including the exercise of options, partially offset by a $4 million decrease in accumulated other comprehensive income, primarily attributable to a decrease in unrealized gains on available for sale securities. As of December 31, 2015, the Company’s tangible common equity ratio and tangible book value per share were 8.18% and $10.51, respectively. As of December 31, 2014, the tangible common equity ratio and tangible book value per share were 8.62% and $9.57, respectively. Total goodwill and other intangible assets were $150 million as of December 31, 2015, a decrease of $0.9 million from December 31, 2014.

About ConnectOne Bancorp, Inc.

ConnectOne is a New Jersey corporation and a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, and serves as the holding company for ConnectOne Bank ("the Bank"). The Bank is a community-based, full-service New Jersey-chartered commercial bank that was founded in 2005. The Bank operates from its headquarters located at 301 Sylvan Avenue in the Borough of Englewood Cliffs, Bergen County, New Jersey, and through its 21 other banking offices.

For more information visit https://www.connectonebank.com/.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K, as filed with the Securities Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION
(in thousands, except for share data)	December 31,	December 31,
	2015	2014
	(unaudited)	(audited)
ASSETS
Cash and due from banks	$31,291	$31,813
Interest-bearing deposits with banks	169,604	95,034
Cash and cash equivalents	200,895	126,847

Investment securities:
Available-for-sale	195,770	289,532
Held-to-maturity (fair value of $230,558 and $231,445)	224,056	224,682

Loans receivable	3,099,007	2,538,641
Less: Allowance for loan and lease losses	26,572	14,160
Net loans receivable	3,072,435	2,524,481

Investment in restricted stock, at cost	32,612	23,535
Bank premises and equipment, net	22,333	20,653
Accrued interest receivable	12,545	11,700
Bank-owned life insurance	78,801	52,518
Other real estate owned	2,549	1,108
Goodwill	145,909	145,909
Core deposit intangibles	3,908	4,825
Other assets	24,908	22,782
Total assets	$4,016,721	$3,448,572

LIABILITIES
Deposits:
Noninterest-bearing	$650,775	$492,515
Interest-bearing	2,140,191	1,983,092
Total deposits	2,790,966	2,475,607
Borrowings	671,587	495,553
Subordinated debentures	55,155	5,155
Other liabilities	21,669	26,038
Total liabilities	3,539,377	3,002,353

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $1,000 liquidation value per share, authorized 5,000,000 shares;
issued and outstanding 11,250 shares of Series B preferred stock at December 31, 2015 and December 31, 2014; total liquidation value of $11,250 at December 31, 2015 and
December 31, 2014	11,250	11,250
Common stock, no par value, authorized 50,000,000 shares; issued 32,149,585 shares at December 31, 2015 and 31,758,828 at December 31, 2014; outstanding 30,085,663
shares at December 31, 2015 and 29,694,906 at December 31, 2014	374,287	374,287
Additional paid-in capital	8,527	6,015
Retained earnings	104,606	72,398
Treasury stock, at cost (2,063,922 common shares at December 31, 2015 and
December 31, 2014)	(16,717)	(16,717)
Accumulated other comprehensive loss	(4,609)	(1,014)
Total stockholders' equity	477,344	446,219
Total liabilities and stockholders' equity	$4,016,721	$3,448,572

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(dollars in thousands, except for per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Interest income
Interest and fees on loans	$33,686	$28,988	$125,493	$77,669
Interest and dividends on investment securities:
Taxable	2,325	2,962	10,665	12,022
Tax-exempt	884	892	3,550	3,742
Dividends	284	227	1,081	636
Interest on federal funds sold and other short-term investments	51	61	178	138
Total interest income	37,230	33,130	140,967	94,207
Interest expense
Deposits	3,776	2,916	13,756	8,260
Borrowings	2,998	1,634	10,058	6,548
Total interest expense	6,774	4,550	23,814	14,808

Net interest income	30,456	28,580	117,153	79,399
Provision for loan and lease losses	5,055	2,474	12,605	4,683
Net interest income after provision for loan and lease losses	25,401	26,106	104,548	74,716

Noninterest income
Annuities and insurance commissions	32	83	242	382
Bank-owned life insurance	620	391	1,782	1,303
Net gains on sale of loans held for sale	51	116	327	182
Deposit, loan and other income	522	768	2,667	2,813
Insurance recovery	-	-	2,224	-
Net gains on sale of investment securities	1,138	718	3,931	2,818
Total noninterest income	2,363	2,076	11,173	7,498

Noninterest expenses
Salaries and employee benefits	7,205	5,675	27,685	18,829
Occupancy and equipment	1,802	1,654	7,587	5,312
FDIC insurance	575	526	2,110	1,618
Professional and consulting	906	372	2,951	1,661
Marketing and advertising	213	222	847	498
Data processing	1,017	814	3,703	2,575
Merger expenses	-	1,816	-	12,388
Loss on extinguishment of debt	-	-	2,397	4,550
Amortization of core deposit intangible	217	245	917	506
Other expenses	1,644	3,840	6,287	6,867
Total noninterest expenses	13,579	15,164	54,484	54,804

Income before income tax expense	14,185	13,018	61,237	27,410
Income tax expense	4,617	4,995	19,926	8,845
Net income	9,568	8,023	41,311	18,565
Less: Preferred stock dividends	28	28	112	112
Net income available to common stockholders	$9,540	$7,995	$41,199	$18,453

Earnings per common share:
Basic	$0.32	$0.27	$1.38	$0.80
Diluted	0.31	0.27	1.36	0.79
Weighted average common shares outstanding:
Basic	30,033,062	29,699,301	29,938,458	23,029,813
Diluted	30,310,905	30,149,244	30,283,966	23,479,074
Dividend per common share	$0.075	$0.075	$0.300	$0.300

ConnectOne's management believes that the supplemental financial information, including non-GAAP measures, provided below is useful to investors. The non-GAAP measures should not be viewed as a substitute for financial results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP financial measures presented by other companies.

CONNECTONE BANCORP, INC.
SUPPLEMENTAL GAAP AND NON-GAAP FINANCIAL MEASURES
(dollars in thousands, except share data)
	Three Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
	2015	2015	2015	2015	2014
Earnings, EPS and Operating Data
Net income (GAAP)	$9,568	$10,842	$10,521	$10,379	$8,023
Less: preferred dividends	28	28	28	28	28
Net income available to common stockholders (GAAP)	9,540	10,814	10,493	10,351	7,995
Net gains on sales of securities	(1,138)	(2,067)	(221)	(506)	(718)
Partial settlements of pension obligation	106	168	243	559	-
Insurance recovery	-	-	(2,223)	-	-
Merger-related expenses	-	-	-	-	1,816
Loss on debt extinguishment	-	-	2,397	-	-
Amortization of intangible assets	217	217	241	241	245
Provision related to maturity and extension of acquired portfolio loans	512	590	502	757	787
Provision related to taxi cab medallion loans	2,500	2,000	-	-	-
Provision for pending disposition of Union Center operations bldg.	1,304	-	-	-	-
Charge due to wire fraud	-	-	-	-	2,374
Accretion of purchase accounting fair value marks	(1,416)	(1,340)	(1,513)	(1,802)	(2,491)
Non-core items	2,085	(432)	(574)	(751)	2,013
Income tax (expense) benefit	852	(176)	(234)	(307)	294
Non-core items, after taxes	1,233	(256)	(340)	(444)	1,719
Core earnings available to common stockholders (non-GAAP)	$10,773	$10,558	$10,153	$9,907	$9,714

Weighted average diluted shares outstanding	30,310,905	30,335,571	30,231,480	30,149,469	30,149,244
Diluted EPS (GAAP)	$0.31	$0.36	$0.35	$0.34	$0.27
Core Diluted EPS (Non-GAAP) (1)	$0.36	$0.35	$0.34	$0.33	$0.32

Return on Assets Measures
Core earnings available to common stockholders (non-GAAP)	$10,773	$10,558	$10,153	$9,907	$9,714
Add: preferred dividends	28	28	28	28	28
Core net income (non-GAAP)	$10,801	$10,586	$10,181	$9,935	$9,742

Average assets	$3,891,885	$3,729,503	$3,551,597	$3,466,820	$3,369,402
Less: average intangible assets	(149,959)	(150,178)	(150,407)	(150,650)	(150,934)
Average tangible assets	$3,741,926	$3,579,325	$3,401,190	$3,316,170	$3,218,468

Return on avg. assets (GAAP)	0.98%	1.15%	1.19%	1.21%	0.94%
Core return on avg. assets (Non-GAAP) (2)	1.10%	1.13%	1.15%	1.16%	1.15%
Return on avg. tangible assets (Non-GAAP) (3)	1.03%	1.22%	1.26%	1.29%	1.01%
Core return on avg. tangible assets (Non-GAAP) (4)	1.15%	1.17%	1.20%	1.22%	1.20%
_______
(1) Represents core earnings available to common stockholders divided by weighted average diluted shares outstanding.
(2) Core net income divided by average assets.
(3) Net income excluding amortization of intangible assets divided by average tangible assets.
(4) Core net income divided by average tangible assets.

	Three Months Ended
(dollars in thousands, except share data)	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
	2015	2015	2015	2015	2014
Return on Equity Measures
Core earnings available to common stockholders	$10,773	$10,558	$10,153	$9,907	$9,714

Average common equity	$467,669	$460,432	$452,754	$442,970	$437,136
Less: average intangible assets	(149,959)	(150,178)	(150,407)	(150,650)	(150,934)
Average tangible common equity	$317,710	$310,254	$302,347	$292,320	$286,202

Return on avg. common equity (GAAP)	8.09%	9.32%	9.30%	9.48%	7.26%
Core return on avg. common equity (non-GAAP) (5)	9.14%	9.10%	9.00%	9.07%	8.82%
Return on avg. tangible common equity (non-GAAP) (6)	12.07%	13.99%	14.11%	14.56%	11.28%
Core return on avg. tangible common equity (non-GAAP) (7)	13.45%	13.50%	13.47%	13.75%	13.47%

Efficiency Measures
Total noninterest expenses	$13,579	$13,301	$14,974	$12,631	$15,164
Partial settlements of pension obligation	(106)	(168)	(243)	(559)	-
Merger-related expenses	-	-	-	-	(1,816)
Loss on debt extinguishment	-	-	(2,397)	-	-
Charge due to wire fraud	-	-	-	-	(2,374)
Amortization of intangible assets and fair value marks	(217)	(217)	(241)	(241)	(218)
Operating non-interest expense	$13,256	$12,916	$12,093	$11,831	$10,756

Net interest income (FTE)	31,102	30,382	29,316	28,906	29,135
Impact of purchase accounting fair value marks	(1,384)	(1,314)	(1,487)	(1,776)	(2,464)
Noninterest income	2,363	3,819	3,436	1,555	2,076
Less: insurance recovery	-	-	(2,224)	-	-
Less: net gains on sales of securities	(1,138)	(2,067)	(221)	(506)	(718)
Operating revenue	$30,943	$30,820	$28,820	$28,179	$28,029

Operating Efficiency Ratio (non-GAAP) (8)	42.8%	41.9%	42.0%	42.0%	38.4%

Net Interest Margin
Average interest earning assets	$3,582,408	$3,441,151	$3,266,382	$3,182,894	$3,082,934

Net interest income (FTE)	$31,102	$30,382	$29,316	$28,906	$29,135
Impact of purchase accounting fair value marks	(1,384)	(1,314)	(1,487)	(1,776)	(2,464)
Adjusted net interest income	$29,718	$29,068	$27,829	$27,130	$26,671

Net interest margin (GAAP)	3.44%	3.50%	3.60%	3.68%	3.75%
Adjusted net interest margin (non-GAAP) (9)	3.29%	3.35%	3.42%	3.46%	3.43%
_____
(5) Core earnings available to common stockholders divided by average common equity.
(6) Earnings available to common stockholders excluding amortization of intangibles divided by average tangible common equity.
(7) Core earnings available to common stockholders divided by average tangible common equity.
(8) Operating noninterest expense divided by operating revenue.
(9) Adjusted net interest income divided by average interest earning assets.

	As of
(dollars in thousands, except share data)	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
	2015	2015	2015	2015	2014
Capital Ratios and Book Value per Share
Common equity	$466,094	$459,896	$452,732	$444,944	$434,969
Less: intangible assets	(149,817)	(150,034)	(150,252)	(150,493)	(150,734)
Tangible common equity	$316,277	$309,862	$302,480	$294,451	$284,235

Total assets	$4,016,721	$3,838,253	$3,660,057	$3,505,891	$3,448,572
Less: intangible assets	(149,817)	(150,034)	(150,252)	(150,493)	(150,734)
Tangible assets	$3,866,904	$3,688,219	$3,509,805	$3,355,398	$3,297,838

Common shares outstanding	30,085,663	30,197,789	30,196,731	29,864,602	29,694,906

Common equity ratio (GAAP)	11.60%	11.98%	12.37%	12.69%	12.61%
Tangible common equity ratio (non-GAAP) (10)	8.18%	8.40%	8.62%	8.78%	8.62%

Regulatory capital ratios (Bancorp):
Leverage ratio	9.07%	9.26%	9.49%	9.45%	9.37%
Common equity Tier 1 risk-based ratio	9.14%	9.33%	9.63%	9.75%	n/a
Risk-based Tier 1 capital ratio	9.60%	9.82%	10.14%	10.29%	10.44%
Risk-based total capital ratio	11.77%	11.94%	12.26%	10.82%	10.94%

Regulatory capital ratios (Bank):
Leverage ratio	9.96%	10.22%	10.48%	9.41%	9.33%
Common equity Tier 1 risk-based ratio	10.55%	10.83%	11.19%	10.24%	n/a
Risk-based Tier 1 capital ratio	10.55%	10.83%	11.19%	10.24%	10.40%
Risk-based total capital ratio	11.31%	11.47%	11.74%	10.77%	10.90%

Book value per share (GAAP)	$15.49	$15.23	$14.99	$14.90	$14.65
Tangible book value per share (non-GAAP) (11)	10.51	10.26	10.02	9.86	9.57

Asset Quality
Nonaccrual loans	$20,737	$12,888	$12,145	$14,585	$11,610
Other real estate owned	2,549	3,244	1,564	870	1,108
Total nonperforming assets	$23,286	$16,132	$13,709	$15,455	$12,718

Loans past due 90 days and still accruing	$-	$268	$-	$638	$1,211

Nonaccrual loans as a % of loans receivable	0.67%	0.44%	0.44%	0.55%	0.46%
Nonperforming assets as a % of total assets	0.58%	0.42%	0.37%	0.44%	0.37%
Allowance for loan losses as a % of nonaccrual loans	128.1%	167.1%	143.9%	109.2%	122.0%
Annualized net charge-offs as a % of average loans	0.00%	0.02%	-%	0.01%	0.07%

Total loans receivable	$3,099,007	$2,953,381	$2,765,288	$2,640,739	$2,538,641
Less: acquired loans	(866,878)	(923,210)	(1,060,632)	(1,110,859)	(1,190,085)
Loans receivable, excluding acquired loans	$2,232,129	$2,030,171	$1,704,656	$1,529,880	$1,348,556

Allowance for loan losses	$26,572	$21,533	$17,480	$15,933	$14,160
Accretable credit risk discount on acquired loans	12,955	13,893	14,331	15,800	17,017
Total allowance for loan losses and accretable credit risk discount on acquired loans	$39,527	$35,426	$31,811	$31,733	$31,177

Allowance for loan losses as a % of loans receivable	0.86%	0.73%	0.63%	0.60%	0.56%
Allowance for loan losses as a % of loans receivable, excluding acquired loans	1.19%	1.06%	1.03%	1.04%	1.05%
Allowance for loan losses and accretable credit risk discount on loans as a % of loans receivable	1.28%	1.20%	1.15%	1.20%	1.23%
_____
(10) Tangible common equity divided by tangible assets.
(11) Tangible common equity divided by common shares outstanding at period-end.

CONNECTONE BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(dollars in thousands)
	For the Three Months Ended
	December 31, 2015			December 31, 2014
	Average		Average	Average		Average
Interest-earning assets:	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)
Investment securities (1) (2)	$442,135	$3,686	3.31%	$514,619	$4,289	3.31%
Loans receivable (2) (3) (4)	3,045,051	33,855	4.41%	2,467,311	29,108	4.68%
Federal funds sold and interest-
bearing deposits with banks	65,067	51	0.31%	80,716	61	0.30%
Restricted investment in bank stock	30,155	284	3.74%	20,288	227	4.44%
Total interest-earning assets	3,582,408	37,876	4.19%	3,082,934	33,685	4.33%
Allowance for loan losses	(22,165)			(12,588)
Non-interest earning assets	331,642			299,056
Total assets	$3,891,885			$3,369,402

Interest-bearing liabilities:
Money market deposits	$756,302	840	0.44%	$722,729	746	0.41%
Savings deposits	216,149	152	0.28%	228,869	173	0.30%
Time deposits	783,068	2,446	1.24%	668,959	1,652	0.98%
Other interest-bearing deposits	356,115	338	0.38%	369,541	345	0.37%
Total interest-bearing deposits	2,111,634	3,776	0.71%	1,990,098	2,916	0.58%

Borrowings	617,024	2,159	1.39%	422,927	1,548	1.45%
Capital lease obligation	2,904	44	6.01%	3,017	46	6.05%
Subordinated debentures	55,155	795	5.72%	5,155	40	3.08%
Total interest-bearing liabilities	2,786,717	6,774	0.96%	2,421,197	4,550	0.75%

Demand deposits	603,611			481,870
Other liabilities	22,638			17,949
Total noninterest-bearing liabilities	626,249			499,819
Stockholders' equity	478,919			448,386
Total liabilities and stockholders' equity	$3,891,885			$3,369,402

Net interest income (tax equivalent basis)		31,102			29,135
Net interest spread (5)			3.23%			3.59%

Net interest margin (6)			3.44%			3.75%

Tax equivalent adjustment		(646)			(555)
Net interest income		$30,456			$28,580

(1) Average balances are calculated on amortized cost.
(2) Interest income is presented on a tax equivalent basis using 35% federal tax rate.
(3) Includes loan fee income.
(4) Loans include non-accrual loans.
(5) Represents difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a tax equivalent basis.
(6) Represents net interest income on a tax equivalent basis divided by average total interest-earning assets.
(7) Rates are annualized.

Investor Contact:
William S. Burns
Executive VP & CFO
201.816.4474; bburns@cnob.com

Media Contact:
Christine Marra, MWW
646.215.6888; cmarra@mww.com